Independent Auditors' Consent

The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296 and 33-91298) on Form S-8 of Bull Run Corporation of our report dated February 12, 1996 with respect to the balance sheets of Capital Sports Properties, Inc. as of December 31, 1995 and 1994, and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of Bull Run Corporation.


                                               /S/ KPMG PEAT MARWICK LLP


Stamford, Connecticut
March 25, 1996


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